SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
(Amendment No. 1)

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[The following additional materials are the comments of James C. Johnson, Vice President, Corporate Secretary and Assistant General Counsel for The Boeing Company, emailed on Monday April 22, 2002 to the representative of an institutional investor.]

CLASSIFIED BOARD STRUCTURE

Proposal 7

As stated in our response to the shareholder proposal, we believe the three-year staggered terms are designed to provide stability and continuity. This is especially true in the context of undertaking long lead development programs. We further believe that the classified board enhances the ability to negotiate the best results in a takeover situation. The classified board gives incumbents the time and leverage necessary to evaluate any proposal, negotiate on behalf of all shareholders and weigh alternatives for maximizing shareholder value. We also believe that electing directors to three-year terms enhances the independence of non-management directors by providing them an assured term of office.

SHAREHOLDER RIGHTS PLANS

Proposal 8

As stated in our response, we believe this proposal is unnecessary and ill advised. The Company currently has no shareholder rights plan. The proposal is ill advised because circumstances could arise in the future where the adoption of such a plan would be an important tool in protecting shareholder rights. Requiring approval of a future plan would impede the ability of the Board to use such a plan for the benefit of the shareholders. This proposal is unwise because it may limit the flexibility of the Board to act in the future.

SEVERANCE AGREEMENTS

Proposal 10

The current proposal is too broad. The Company does not have change in control agreements with its management. Changes in control agreements are designed to ensure that the interests of management are directly aligned with shareholders in the event that a change in control proposal is being considered. Providing financial security for possible job loss following a change in control helps management assess a takeover bid objectively without fear of personal financial loss. The proposal as written would require a majority of payments to be indexed to the performance of the successor company. This defeats the purpose of the change in control agreements since any agreement with such a provision would provide the executive no assurance of financial security at all.

SIMPLE MAJORITY VOTE

Proposal 11

We believe that this Proposal is overly broad and vague and raises the following concerns. The text of the Proposal would have the Company's Board reinstate simple majority on all issues that are submitted to shareholder vote to the fullest extent possible. The proposal does not specify whether the "majority vote" referred to would be of shares present and entitled to vote or of the outstanding shares. Delaware law imposes a greater than majority vote for certain fundamental actions, such as mergers, sales of substantially all of the assets or dissolutions. This proposal cannot reduce this requirement and mistakenly asks the Company to delete certain voting requirements it cannot and return to a standard that never existed. The proposal would also eliminate a shareholder-approved provision of the Company's Certificate of Incorporation specifically designed to protect all shareholders. The Company is also concerned about that aspect of the proposal that would essentially require that matters be subject to a "simple majority vote on all issues" without regard to the duties of the Board under Delaware law with respect to those matters that are subject to majority vote based on the approval and recommendation of the Board.